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                                PRESS RELEASE
                                                For further information contact:
                                                Edward F. Ruttenberg
                                                Phone: (817) 329-1600
                                                Fax:       (817) 481-3993
                                                Release No:  2005-17

     (BW)   (TX-AMERICAN-LOCKER-GROUP)   AMERICAN   LOCKER  GROUP   INCORPORATED
ANNOUNCES EXTENSION OF SUPPLY PROGRAM FOR 1118E CLUSTER BOX UNITS

BUSINESS EDITOR

     GRAPEVINE, TX - (BUSINESS WIRE) December 8, 2005. American Locker Group Incorporated (NASDAQ: ALGI) announced that it was informed by the United States Postal Service (USPS) that the Company will be permitted to continue its current supply program of 1118E Cluster Box Units (CBUs), which is the Company's current aluminum model, to the private market for use in mail delivery from the USPS for a period of four months after the eventual public release of the Technical Data Package for the new USPS 1118F CBU model. The USPS has not advised the Company of when the specifications for the new 1118F CBU model will be released, and the Company presently intends to continue its supply program of 1118E CBUs through the first quarter of 2006 and the expiration of the applicable four-month period.

     Edward F. Ruttenberg, the Company's Chairman and Chief Executive Officer, stated, "The Company believes that the extension of its 1118E CBU supply program for a period of four months following the public release of the 1118F CBU specifications is a positive development. The four-month period should provide valuable time for the Company to transition to the 1118F CBU model in the event that the Company determines that it will become a supplier of 1118F CBU models to the private market. In addition, this extension should help to minimize any interruption in the Company's revenue stream during any such transition."

     The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of

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which are beyond the Company's control,  including,  among others, risks related
to  (i)  the  Company's  plans,  strategies,   objectives,   expectations,   and
intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses and the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The Company has undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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